CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-173911, 333-180357, and 333-187152) of RPX Corporation of our report dated March 7, 2014 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10‑K.

s/ PricewaterhouseCoopers LLP

San Jose, California
March 7, 2014